Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 19, 2021, with respect to the consolidated financial statements and financial statement schedule IV of InPoint Commercial Real Estate Income, Inc., incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Chicago, Illinois

September 3, 2021